MACOM Announces Definitive Agreement to Acquire the RF Business of Wolfspeed, Inc.

LOWELL, MA, August 22, 2023 – MACOM Technology Solutions Holdings, Inc. (“MACOM”) (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced that it has entered into a definitive agreement to acquire the radio frequency (“RF”) business (the “RF Business”) of Wolfspeed, Inc. (“Wolfspeed”). The RF Business includes a portfolio of Gallium Nitride (“GaN”) on Silicon Carbide (“SiC”) products used in high performance RF and microwave applications. The business services a broad customer base of leading aerospace, defense, industrial and telecommunications customers and most recently generated annualized revenues of approximately $150 million. The acquisition is expected to be immediately accretive to MACOM’s non-GAAP earnings.

“We are excited to acquire Wolfspeed’s RF Business and look forward to welcoming its employees to MACOM,” stated Stephen G. Daly, President and Chief Executive Officer, MACOM. “The RF team’s engineering capabilities, technology and products are a perfect fit with MACOM and our strategy.”

The acquisition includes a 100mm GaN wafer fabrication facility in Research Triangle Park, North Carolina (the “RTP Fab”) with operations conveying to MACOM approximately two years following the closing and Wolfspeed’s relocation of certain production equipment. The acquisition also includes design teams and associated product development assets in Arizona, California and North Carolina, as well as back-end production capabilities in California and Malaysia. In addition, MACOM will be assigned or licensed a robust intellectual property portfolio including over 1,400 patents associated with the RF Business.

The RF Business will be acquired for $125 million, including $75 million cash paid at closing and $50 million of MACOM common stock issued with certain restrictions. A workforce of approximately 280 employees is expected to join MACOM at closing, with additional employees joining when the RTP Fab conveys.

Closing of the transaction is subject to the expiration of a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other closing conditions and is expected to occur in the second half of calendar year 2023.

Conference Call
MACOM will host a conference call on Tuesday, August 22, 2023, at 8:30am Eastern Time to discuss the transaction. Investors and analysts may visit MACOM’s Investor Relations website at https://ir.macom.com/events-webcasts to register for a user-specific access code for the live call or to access the live webcast. A replay of the call will be available within 24 hours and remain accessible by all interested parties for approximately 90 days.

About MACOM
MACOM designs and manufactures high-performance semiconductor products for the Telecommunications, Industrial and Defense and Datacenter industries. MACOM services over 6,000 customers annually with a broad product portfolio that incorporates RF, Microwave, Analog and Mixed Signal and Optical semiconductor technologies. MACOM has achieved certification to the IATF16949 automotive standard, the ISO9001 international quality standard and the ISO14001 environmental management standard. MACOM operates facilities across the United States, Europe, Asia and is headquartered in Lowell, Massachusetts. To learn more visit www.macom.com.

About Wolfspeed
Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of Silicon Carbide and GaN technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include Silicon Carbide materials, power devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on MACOM management’s beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about the potential market opportunity resulting from the acquisition of the RF Business, the RF Business’ capabilities, technology and products and associated business strategy, MACOM’s ability to better address certain markets, expand its capabilities and position in the semiconductor industry and extend its product offerings to better serve our customers, as well as the potential financial benefits derived by and financial impact to MACOM from the acquisition. These forward-looking statements reflect MACOM’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those indicated by the forward-looking statements, including, among other things, risks related to the ability of MACOM to realize the anticipated benefits of the transaction, MACOM’s ability to successfully supply, market and distribute its products and other business effects, including the effects of industry, market, economic, political or regulatory conditions, and those other factors described in “Risk Factors” in MACOM’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Forward-Looking Non-GAAP Financial Measures
In addition to United States Generally Accepted Accounting Principles (“GAAP”) reporting, MACOM provides investors with financial measures that have not been calculated in accordance with GAAP, including non-GAAP earnings. This non-GAAP information excludes the effect, where applicable, of intangible amortization expense, share-based compensation expense, non-cash interest, acquisition and integration related costs, equity method investment gains and losses and the tax effect of each non-GAAP adjustment. Management believes these excluded items are not reflective of our underlying performance and uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President, Strategic Initiatives and Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com